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                                                                    EXHIBIT 6.4


                          FIRST AMENDMENT AGREEMENT TO
                    NON-COMPETITION AND CONSULTING AGREEMENT


     THIS FIRST AMENDMENT AGREEMENT TO NON-COMPETITION AND CONSULTING
AGREEMENT (the "Amendment") is made and entered into as of the 1st day of June, 1995, by and between CABLE LINK, INC. an Ohio corporation and formerly known as Cable Link, Incorporated (the "Company") and E. JACK DAVIS ("Davis"). Capitalized terms not defined herein have the meanings given them in the Agreement (as such term is defined below).

                              W I T N E S S E T H:

     WHEREAS, the Company and Davis are parties to a Non-Competition and Consulting Agreement, dated as of the 18th day of October, 1994 (the "Agreement") and desire to amend the terms of the Agreement by this Amendment;

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

     SECTION 1. Amendment of Section 5.1 Section 5.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

                5.1. Payments for Non-Competition. In consideration of Davis' covenant not to compete with Company and Davis' other covenants and obligations hereunder, the Company shall pay $25,000 to Davis, payable in 12 monthly installments of $1,099.53 and 17 monthly installments of $694.53

     SECTION 2. Amendment of Section 5.2. Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

                5.2. Payments for Consulting. In consideration of the consulting services of Davis hereunder and Davis' other covenants and obligation hereunder, the Company shall pay $350,000 to Davis, payable in 11 monthly installments of $15,393.51, one monthly installment of $15,393.57 and 17 monthly installments of $9,722.22.

     SECTION 3. Amendment of Section 5.3. The first sentence of Section 5.3 is hereby amended and restated in its entirety to read as follows:

                The first monthly installment payment pursuant to each of
                Section 5.1 and 5.2 shall be paid on June 1, 1995, receipt of which by Davis is hereby acknowledged, the remaining monthly installments shall be paid on the first day of each calendar month for the 28 months following such date.

     SECTION 4. New Section 6.3. A new Section 6.3 is hereby added to the Agreement to read as follows:

                6.3. Default. At any time during the pendency of a default by the Company in the payment of three monthly payments payable pursuant to Section 5.3 hereof, or of any default by Binsky of any payment under Section 3.2 of the Purchase Agreement which such default has continued uncured for a period of 10 days after notice thereof to the Company by Davis, then Davis may elect to accelerate the balance due hereunder to immediate maturity and upon the Company's failure to pay the amount then due, including interest thereon at ten percent (10%) per annum from and after the date of default, within ten (10) days of notice of acceleration, Davis may either pursue collection of such sum or may declare this Agreement null and void by giving written notice of such election to the Company, and upon receipt of such notice by the Company, this Agreement shall be null and void.



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   SECTION 5.  Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same Amendment.

   SECTION 6. Board Action. As soon as is reasonably possible, but in any event prior to June 21, 1995, the Company shall present this Amendment to its board of directors for its approval.

   IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first mentioned above.


                                             CABLE LINK, INC.


                                             By:
                                                 ------------------------------
                                                 Bob Binsky




                                             ----------------------------------
                                             E. Jack Davis


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